EXHIBIT 4.4

                      LEGAL SERVICES LETTER AGREEMENT WITH

                                DARRYL C. SHEETZ

                             DATED NOVEMBER 24, 2000



                                DARRYL C. SHEETZ
                                 ATTORNEY AT LAW

   30 Corporate Park                               1133 Connecticut Avenue, N.W.
       Suite 300                                            Tenth Floor
Irvine, California 92606                                   Washington, DC  20036
     949) 553-0300                                          (202) 625-0300
   FAX (949) 553-0390                                    FAX (202) 833-8491




                                                              November 24, 2000



CeleXx Corporation
7251 W. Palmetto Park Road, Suite 208
Boca Raton, Florida 33433

Attention: Mr. David C. Langle
           Chief Financial Officer

         RE:      CELEXX CORPORATION - ENGAGEMENT LETTER

Dear Mr. Langle:

         This letter shall confirm the engagement of my legal services by CeleXx Corporation, a Nevada corporation (the "Company"), in connection with general corporate law advice and representation, including analyzing and assisting the Company in identifying acquisition targets, and the structuring of, due diligence in connection with, and negotiation and preparation of agreements and documents related to mergers and acquisitions of certain acquisition targets by the Company. These services will not include taking any privately held company public.

         My billing rate in connection with these matters is $325.00 per hour. A quarter-hour is my minimum billing increment. Billings will include disbursements for out-of-pocket costs incurred in the delivery of legal services, such as court costs, duplication and printing costs, facsimile expenses, filing fees, travel (including transportation and meals) and lodging expenses, overnight courier and excess postage charges, and other similar expenses incurred in connection with my services. We have discussed the policies and procedures of my law office, which generally require clients to pay a retainer. In lieu of the payment of a retainer, the Company has agreed to issue to me 50,000 shares (Shares) of free trading common stock of the Company upon the effectiveness of an S-8 registration statement including the Shares. Payment of a retainer in the form of the Shares is expressly intended to compensate me for the corporate law advice and representation described above performed between the date of this letter and December 31, 2000. The Shares will not be issued in consideration for any services I render in connection with the S-8 registration statement and opinion of counsel attached thereto. When issued, the Shares will be duly authorized, validly issued and outstanding, fully paid and non-assessable, and not subject to any liens or encumbrances, or any requirement to return the Shares to the Company in the event my services are terminated at any time for any reason.

         The Company will be billed separately for all legal services I perform in connection with the preparation of the S-8 registration statement referred to above and the opinion of legal counsel to be rendered at the time the registration statement is filed. The Company will be expected to pay for these services in the form of a company check within 30 days following its receipt of my statement. If the Company fails to pay any statement within the 30-day period, legal services may be terminated upon delivery of written notice to the Company.

         This letter agreement shall be governed by and construed in accordance with the internal laws of the State of California, without regard to its laws of conflicts.

         Please acknowledge acceptance of the foregoing engagement by signing and dating a copy of this letter below, where appropriate, and returning it to me.

         Thank you very much for the opportunity to be of service.

                                                              Very truly yours,



                                                            /s/ Darryl C. Sheetz
                                                              ------------------
                                                                Darryl C. Sheetz

         The foregoing terms and conditions of engagement of legal services are acknowledged and agreed to as of this 27th day of November, 2000.

                                                              Celexx Corporation

                                                         By: /s/ David C. Langle
                                                         -----------------------
                                                         David C. Langle
                                                         Chief Financial Officer

                                       23